Exhibit 10.6

Dated 24 March 2011

EDWARDS LIMITED

and

NIGEL HUNTON

CONSULTANCY AGREEMENT

    FRESHFIELDS BRUCKHAUS DERINGER

Freshfields Bruckhaus Deringer LLP

CONSULTANCY AGREEMENT

THIS AGREEMENT is made on 24 March 2011

BETWEEN

(1)                                EDWARDS LIMITED incorporated in England and Wales with registered number 06124750 whose registered office is at Manor Royal, Crawley, West Sussex RH10 9LW (the Company); and

(2)                                NIGEL HUNTON of Roughwoods, Brantridge Forest, Balcombe, Sussex RH17 6JY (the Consultant).

This Agreement records the terms on which the Consultant will provide consultancy services to the Company as an employee.

1.                                      INTERPRETATION

In this Agreement (and any schedules to it):

Board means the board of directors of the Company and the Parent Company from time to time or any person or committee nominated by those boards of directors as their representatives for the purposes of this Agreement;

Confidential Information means any and all of (i) the trade secrets of the Company and other Group Company and/or (ii) marketing strategies and plans, pricing strategies, discount rates and sales figures, customer lists and details of contracts with or requirements of customers and negotiations with customers and suppliers, lists of suppliers and details of contracts with suppliers of the Company and any other Group Company and/or (iii) information concerning any Invention and/or Work the subject of Clause 10 and/or (iv) any information which the Company or any Group Company has obtained from a third party which the Consultant is or ought reasonably to be aware was obtained on terms restricting its disclosure or use and/or (v) any other category of information or particular information of the Company or any other Group Company which the Consultant is or ought reasonably to be aware is confidential;

Consultancy means the consultancy governed by this Agreement;

Group Company means any of (i) the Company; (ii) any holding company of the Company from time to time; and (iii) any subsidiary of the Company or of any such holding company from time to time;

Parent Company means Edwards Group plc;

Service Agreement means the service agreement between the Consultant and the Company dated 31 May 2007 (as subsequently amended); and

Settlement Agreement means the settlement agreement between the Company and the Consultant dated 24 March 2011.

2.                                      COMMENCEMENT OF CONSULTANCY

This Agreement shall take effect on 31 March 2011 (the Commencement Date).

3.                                      APPOINTMENT AND DUTIES OF THE CONSULTANT

3.1                               The Consultant will serve the Company as a consultant and will perform such duties as are agreed with the Chief Executive Officer (CEO) or Chairman of the Parent Company from time to time provided that the Company shall be under no obligation to require any work to be done by the Consultant and similarly the Consultant shall be under no obligation to agree to perform any duties.

3.2                               Subject to clause 3.1, the Consultant will:

(a)                                devote such working time to the Company as is agreed with the Company from time to time;

(b)                               properly perform his duties;

(c)                                comply in all material respects with all rules and regulations issued by the Company;

(d)                               obey the reasonable directions of the Board.

3.3                               The Consultant accepts that the Company may request that he performs similar or related duties to the duties under this Agreement for any other Group Company. In performing those duties clause 3.2(c) will apply as if references to the Company are to the appropriate Group Company. The Company will remain responsible for the payments and benefits he is entitled to receive under this Agreement.

3.4                               The Consultant will keep the CEO and Chairman of the Parent Company fully informed of his work and progress in a prompt and timely manner He will provide this information in writing if requested.

3.5                               The Consultant will promptly disclose to the Board full details of any wrongdoing by any employee of any Group Company which comes to the Consultant’s attention where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company.

3.6                               At any time during the Consultancy, the Company may, where it shall have reasonable grounds for concern about the Consultant’s fitness to carry out his duties, require the Consultant to undergo a medical examination by a medical practitioner appointed by the Company. Subject to the Consultant’s rights under The Access to Medical Reports Act 1988, the Consultant authorises that medical practitioner to disclose to the Company any report or test results prepared or obtained as a result of that examination and to discuss with it any matters arising out of the examination which are relevant to the Consultancy or which might prevent the Consultant properly performing the duties of the Consultancy.

4.                                      HOURS

4.1                               Subject always to clause 3.1, the Consultant will devote such hours to the Company as may be agreed from time to time with the Company.

4.2                               The Consultant and the Company agree that the Consultant is a Managing Executive for the purposes of the Working Time Regulations 1998 (the Regulations) and is able to determine the duration of his working time himself. As such, the exemptions in Regulation 20 of the regulations will apply to the Consultant.

5.                                      INTERESTS OF THE CONSULTANT

5.1                               The Consultant will disclose promptly in writing to the Board all his shareholdings and directorships in any businesses of a commercial or business nature except his interests in any Group Company.

5.2                               During the Consultancy, the Consultant may, subject to compliance with clause 12, accept full-time or part-time employment with or provide consultancy or similar services to any person, firm, company or organisation other than the Company or any Group Company (an External Engagement). If he takes up any such External Engagement, he will inform the Company immediately and may suspend or restrict the performance of his duties under this Agreement in such manner as he thinks fit following discussion with the CEO and Chairman of the Parent Company. If the Consultant takes up any such External Engagement in accordance with this clause, his Fee and benefits under this Agreement shall continue to be paid until the Termination Date (as defined in clause 11.1 below).

5.3                               The Consultant may not hold or be interested in investments in any competing business which amount to more than three per cent of the issued investments of any class of any one company whether or not those investments are listed or quoted on any recognised Stock Exchange or dealt in on the Alternative Investments Market.

6.                                      LOCATION

6.1                               The Consultant will carry out his duties at Manor Royal, Crawley, West Sussex RH10 9LW or anywhere else within the United Kingdom required by the Board. He may be required to travel and work outside the United Kingdom from time to time but unless otherwise agreed with the Board will not be required without consent to relocate permanently outside the United Kingdom or work outside the United Kingdom for continuous periods in excess of one month.

6.2                               If the Board changes the Consultant’s place of work so that the Consultant has to relocate his residence the Company will reimburse him for his removal and other incidental expenses in accordance with its then current policy for relocation of executives.

7.                                      FEE AND BENEFITS

7.1                               The Company will pay the Consultant an annual fee of £364,500 (the Fee). The Fee (less tax and statutory deductions and any other agreed deductions) will be paid monthly in arrears by bank credit transfer on or about the last working day of each month and will accrue from day to day. For the avoidance of doubt, the Fee shall be payable to the Consultant irrespective of whether the Consultant performs any duties.

7.2                               The Consultant will continue to be entitled to participate in the Company’s quarterly bonus scheme during the course of the Consultancy in accordance with the terms of the Company’s quarterly bonus scheme in which the Consultant participated under the terms of his Service Agreement (the FY2011 terms being set out in the Appendix to this Agreement), save as amended by this clause 7.2. The Company shall pay to the Consultant a bonus payment in respect of each quarter during the Consultancy (being the quarters ending 30 June 2011, 30 September 2011, 31 December 2011, and 31 March 2012). Each bonus payment shall be a percentage of the Fee payable to the Consultant in respect of the relevant quarter and the percentage shall be solely determined by reference to the Company’s performance and the Company confirms that the Consultant’s percentage shall be the same percentage as that allocated to the CEO of the Company in respect of the Company’s performance for the relevant quarter (i.e. after adjusting for any bonus element attributed to the CEO in respect of functional performance to reflect the fact that 100 per cent. of the Consultant’s bonus is calculated by reference to the Company’s performance as compared to only 80 per cent. in the case of the CEO). The Company further confirms that the Consultant’s bonus shall be 70 per cent of the Fee for on-target performance and in circumstances where the Company’s performance is above target, the bonus payable shall be increased above 70 per cent. of the Consultant’s Fee up to a maximum of 91 per cent. The Company shall pay the bonus payment to the Consultant on the same date as such payments are made to the CEO save that no bonus accrued in respect of the final quarter which would be payable following the Termination Date shall be (or become) payable unless and until the Consultant returns to the Company a fully executed release and waiver agreement (including the signed legal certificate) as required by clause 4.3 of the Settlement Agreement. For the avoidance of doubt, the bonus payments shall be payable to the Consultant irrespective of whether the Consultant performs any duties under this Agreement and, notwithstanding the terms set out in the Appendix, irrespective of whether the date of the payment falls before or after the Termination Date.

7.3                               The Consultant and his spouse shall continue to be entitled to participate in the Company’s private health insurance arrangements (currently Corporate Health Plan Cover 2) at the Company’s expense and subject to the terms of those arrangements from time to time. Such scheme shall be on terms which are no less favourable than those enjoyed by the Consultant immediately prior to the date of this Agreement including with respect to any insured pre-existing medical condition to which the Consultant is subject. The Consultant may, at his own expense, choose to cover his children (if any) under the scheme.

7.4                               The Consultant is eligible (if he so decides) to receive a medical health check at the Company’s expense.

7.5                               The Company shall arrange and pay the premiums of a life assurance scheme or policy which provides for payment of a sum equal to four times the Fee as at the date of his death.

7.6                               The Consultant shall be entitled to participate in a scheme of permanent health and disability insurance maintained by the Company.

7.7                               The Company and the Consultant will each pay contributions in respect of the Consultant to a group personal pension scheme maintained by the Company. The Company shall contribute 20% and the Consultant shall contribute 5% of the Fee. Such payments will be made monthly in arrears and the contributions will accrue from day to day.

7.8                               The Consultant is entitled to 25 days’ paid holiday each calendar year (in addition to any public holidays in the United Kingdom) to be taken at times approved in advance by the Board. Not more than 10 consecutive working days may be taken at any one time without the prior approval of the Board. Up to five days’ holiday may be carried over from one holiday year to the next provided such carried over holiday is taken by no later than 31 March. No other holiday may be carried forward from one holiday year to the next without the Board’s prior approval.

7.9                               The Consultant shall continue to be actively involved, in the Company’s executive coaching group known as the “Footdown 15 CEO programme”. The Consultant will participate in this for one day a month and any additional time as mutually agreed with the CEO.

8.                                      EXPENSES

8.1                               The Company will refund to the Consultant all reasonable expenses properly incurred by him in performing his duties under this Agreement, provided that these are incurred in accordance with Company policy from time to time. The Company will require the Consultant to produce receipts or other documents as proof that he has incurred any expenses he claims.

8.2                               If the Consultant is provided with a credit or charge card by the Company this must only be used for expenses which he incurs in performing the duties of the Consultancy.

9.                                      CONFIDENTIALITY

9.1                               Without prejudice to the common law duties which he owes to the Company the Consultant agrees that he will not, except in the proper performance of his duties, copy, use or disclose to any person any Confidential Information. This restriction will continue to apply after the termination of the Consultancy without limit in time but will not apply to Confidential Information which becomes public other than through unauthorised disclosure by the Consultant. The Consultant will use his best endeavours to prevent the unauthorised copying use or disclosure of such information.

9.2                               In the course of the Consultancy the Consultant is likely to obtain trade secrets and Confidential Information belonging or relating to other Group Companies and other persons. He will treat such information as if it falls within the terms of clause 9.1 and clause 9.1 will apply with any necessary amendments to such information. If requested to do so by the Company the Consultant will enter into an agreement with other Group Companies and any other persons in the same terms as clause 9.1 with any amendments necessary to give effect to this provision.

9.3                               Nothing in this Agreement will prevent the Consultant from making a “protected disclosure” in accordance with the provisions of the Employment Rights Act 1996.

10.                               INTELLECTUAL PROPERTY RIGHTS

10.1                         The Consultant will promptly inform the Company if he makes or is involved in making an Invention during the Consultancy and will give the Company sufficient details of it to allow the Company to assess the Invention and to decide whether the Invention belongs to the Company. The Company will treat any Invention which does not belong to it as confidential.

Invention means any Invention (whether patentable or not within the meaning of the Patents Act 1977 or other applicable legislation in any other country) relating to or capable of being used in the business of the Company.

10.2                         If an Invention belongs to the Company, the Consultant will act as a trustee for the Company in relation to that Invention and will, at the request and expense of the Company, do everything necessary to vest all rights, title and interest in it in the Company or its nominee with full title guarantee and to secure full patent or other appropriate protection anywhere in the world.

10.3                         If the Consultant creates or is involved in creating any Work during the Consultancy, the Consultant will promptly give the Company full details of it.

Work means any discovery, design, database or other work (whether registrable or not and whether a copyright work or not) which is not an Invention and which the Consultant creates or is involved in creating:

(a)                                in connection with his Consultancy; or

(b)                               relating to or capable of being used in those aspects of the businesses of the Group Companies in which he is involved.

10.4                           The Consultant:

(a)                                assigns to the Company to the extent allowed by law with full title guarantee all his right, title and interest in any current or future Work (whether now existing or brought into being in the future); and

(b)                               will act as a trustee for the Company in relation to all such Works;

and will in either case at the request and expense of the Company do everything necessary to vest all right, title and interest in any Work in the

Company or its nominees and to defend its rights in those works and to secure appropriate protection anywhere in the world.

10.5                         If the Consultant generates any Information or is involved in generating any Information during the Consultancy he will promptly give to the Company full details of it and he acknowledges that such Information belongs to the Company.

Information means any idea, method or Information, which is not an Invention or Work, generated by the Consultant either:

(a)                                in the course of his Consultancy; or

(b)                               outside the course of his Consultancy but relating to the business, finance or affairs of any Group Company.

10.6                         If the Consultant becomes aware of any infringement or suspected infringement of any intellectual property right in any Invention, Work or Information he will promptly notify the Company in writing.

10.7                         The Consultant will not copy disclose or make use of any Invention, Work or Information without the Company’s prior written consent unless the disclosure is necessary for the proper performance of his duties.

10.8                         So far as permitted by law the Consultant irrevocably waives any rights he may have under Chapter IV (Moral Rights) of Part 1 of the Copyright, Designs and Patents Act 1988 and any foreign corresponding rights in respect of all Works.

10.9                         Rights and obligations under clause 10 will continue after the termination of this Agreement in respect of all Inventions, Works and Information made or obtained during the Consultancy and will be binding on the personal representatives of the Consultant.

10.10                   The Consultant agrees that he will not by his acts or omissions do anything which would or might prejudice the rights of the Company under clause 10.

10.11                   The Consultant will not make copies of any computer files belonging to any Group Company or their service providers and will not introduce any of his own computer files into any computer used by any Group Company in breach of any Group Company policy, unless he has obtained the consent of the Board.

10.12                   By entering into this Agreement the Consultant irrevocably appoints the Company to act on his behalf to execute any document and do anything in his name for the purpose of giving the Company (or its nominee) the full benefit of the provision of clause 10 or the Company’s entitlement under statute. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 10.12, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.

11.                               TERMINATION

11.1                         The Consultancy will continue for a fixed term of one year terminating automatically on the first anniversary of the Admission Date (the Termination Date). The Consultant acknowledges that under the Settlement Agreement he has:

(a)                                agreed that no compensation will be payable to him on termination of the Consultancy Agreement; and

(b)                               waived all statutory and other claims he may have against the Company and any Group Company and agreed to enter into a re-affirmation settlement agreement on termination of the Consultancy Agreement,

11.2                         When the Consultancy terminates the Company may deduct from any money due to the Consultant (including remuneration) any amount which he owes to any Group Company.

11.3                         Subject to the Consultant’s obligations under any new employment (or equivalent) which the Company acknowledges shall take precedence, the Consultant will, at any time following the Termination Date, cooperate with the Company, its affiliates and their counsel, with respect to any matter (including any audit, tax proceeding, litigation, investigation or governmental proceeding), in relation to which the Consultant has knowledge or information. Such cooperation shall be subject to reasonable limitations, in particular taking into account the Consultant’s need to search for new employment and the Consultant’s obligations under any new employment (or equivalent) and shall include, without limitation, appearing from time to time at the offices of the Company, any of its affiliates or their counsel for conferences and interviews and in general providing the Company, any of its affiliates and their counsel with the full benefit of the Consultant’s knowledge with respect to any such matter (the Additional Services) provided always that the Company shall pay to the Consultant a consultancy fee for the Additional Services, including time spent travelling, of an amount equal to £1,250 per eight hour day or part thereof and the Company shall pay all the Consultant’s reasonable out-of-pocket costs and expenses associated with the Additional Services.

11.4                         The Company may terminate the Consultancy with immediate effect by giving written notice if the Consultant:

(a)                                commits any serious or (after receipt of two written warnings) persistent breach of his obligations under this agreement; or

(b)                               is guilty of any gross misconduct or conducts himself (whether in connection with the Consultancy or not) in a way which is materially harmful to any Group Company.

provided always that the Company acknowledges that the Consultant shall not be in breach of his obligations under this Agreement, nor guilty of any conduct falling into the categories described in clause 11.4(b) above by reason of his exercising his right under clause 3.1 to decline to perform any duties under this Agreement.

12.                               RESTRICTIONS DURING THE CONSULTANCY

12.1                           In this clause:

(a)                                  Prohibited Area means any country or part of any country in which the Company or any Group Company has a significant presence;

(b)                                 Restricted Period means the period of twelve (12) months commencing on the Commencement Date.

12.2                           The Consultant is likely to have obtained Confidential Information and personal knowledge of and influence over customers, clients and employees of the Group Companies during the course of his employment under the Service Agreement and during the Consultancy. To protect these interests of the Company and the Group Companies, the Consultant agrees with the Company that he will be bound by the following covenants:

(a)                                  during the Restricted Period and within the Prohibited Area he will not be employed in, or carry on for his own account or for any other person, whether directly or indirectly, (or be a director of any company engaged in) any business which, by virtue of its location or otherwise, is or he is aware is about to be in competition with any business of the Company or any other Group Company being carried on by such company at the Commencement Date provided he was concerned or involved with that business to a material extent at any time during the 12 months prior to the Commencement Date;

(b)                                 during the Restricted Period he will not (either on his own behalf or for or with any other person), whether directly or indirectly, canvass or solicit in competition with the Company or any other Group Company the custom of any person who at any time during the 12 months prior to the Commencement Date was a customer or client of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company and in respect of whom the Consultant had access to Confidential Information or with whose custom or business the Consultant was personally concerned or employees reporting directly to him were personally concerned;

(c)                                  during the Restricted Period he will not (either on his own behalf or for or with any other person, whether directly or indirectly,) deal with or otherwise accept in competition with the Company or any Group Company the custom of any person who was at any time during the 12 months prior to the Commencement Date a customer or client of, or in the habit of dealing with, the Company or (as the case may be) any Group Company and in respect of whom the Consultant had access to Confidential Information or with whose custom or business the Consultant was personally concerned;

(d)                                 during the Restricted Period he will not (either on his own behalf or for or with any other person, whether directly or indirectly) canvass or solicit in competition with the Company or any other Group Company the custom of any person who was negotiating with the Company or any other Group Company for the supply of goods or services (whether as customer, client, supplier, agent or distributor of the Company) during the 12 months prior to the Commencement Date or who was a potential customer to whom the Consultant had made a presentation or a pitch and in respect of whom the Consultant had access to Confidential Information or with whose custom or business the Consultant was personally concerned;

(e)                                  during the Restricted Period he will not (either on his own behalf or for or with any other person, whether directly or indirectly) deal with or otherwise accept in competition with the Company or any other Group Company the custom of any person who was negotiating with the Company or any other Group Company for the supply of goods or services (whether as customer, client, supplier, agent or distributor of the Company) during the 12 months prior to the Commencement Date or who was a potential customer to whom the Consultant had made a presentation or a pitch and in respect of whom the Consultant had access to Confidential Information or with whose custom or business the Consultant was personally concerned; and

(f)                                    during the Restricted Period he will not (either on his own behalf or for or with any other person, whether directly or indirectly,) entice or try to entice away from the Company or any other Group Company any person who was a senior employee, director, officer, agent, consultant or associate of the Company or any other Group Company at the Admission Date and who had been a senior employee, director, officer, agent, consultant or associate at any time during the 12 months prior to the Commencement Date and with whom he had worked closely at any time during that period.

12.3                           Each of the paragraphs contained in clause 12.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants. Further, if any court of competent jurisdiction determines that any restrictions set forth in this clause 12 are overbroad under applicable law in time, geographical scope or otherwise, the parties to this Agreement specifically agree and authorise such court to rewrite this Agreement to reflect the maximum time, geographical and/or other restrictions permitted under applicable law to be reasonable and enforceable.

12.4                           Following the Termination Date, the Consultant will not represent himself as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed by such a company).

12.5                           Any benefit given or deemed to be given by the Consultant to any Group Company under the terms of clause 12 is received and held on trust by the Company for the relevant Group Company. The Consultant will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.

13.                               RETURN OF COMPANY PROPERTY

At any time during the Consultancy (at the request of the Company) and in any event when the Consultancy terminates, the Consultant will immediately return to the Company:

(a)                                  all documents and other materials (whether originals or copies) made or compiled by or delivered to the Consultant during the Consultancy and concerning all the Group Companies. The Consultant will not retain any copies of any materials or other information; and

(b)                                 all other property belonging or relating to any of the Group Companies.

14.                               NOTICES

14.1                           Any notices given under this Agreement must be given by letter or fax. Notice to the Company must be addressed to its registered office at the time the notice is given. Notice to the Consultant must be given to him personally or sent to his last known address.

14.2                           Except for notices given by hand, notices given by post will be deemed to have been given on the next working day after the day of posting and notices given by fax will be deemed to have been given in the ordinary course of transmission.

15.                               STATUTORY PARTICULARS

15.1                           The Consultant’s period of continuous employment began on 1 June 2007.

15.2                           There is no contracting-out certificate in force in relation to the Consultancy.

15.3                           The Company’s disciplinary rules and disciplinary and grievance procedures as set out in the Staff Handbook from time to time are applicable to the Consultant. The disciplinary rules are contractual. The disciplinary and grievance procedures are non-contractual.

15.4                           The Company’s normal hours of work are 0830 to 1715 Monday to Thursday and 0830 to 1330 on Friday.

15.5                           There are no terms and conditions relating to collective agreements or to the requirement to work outside the United Kingdom.

16.                               DATA PROTECTION ACT 1998

16.1                           For the purposes of the Data Protection Act 1998 (the Act) the Consultant gives his consent to the holding, processing and disclosure of personal data (including sensitive data within the meaning of the Act) provided by the Consultant to the Company for all purposes relating to the performance of this Agreement including, but not limited to:

(a)                                  administering and maintaining personnel records;

(b)                                 paying and reviewing remuneration and benefits;

(c)                                  providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

(d)                                 undertaking performance appraisals and reviews;

(e)                                  maintaining sickness and other absence records;

(f)                                    taking decisions as to the Consultant’s fitness for work;

(g)                                 providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, HM Revenue & Customs and the Contributions Agency;

(h)                                 providing information to future purchasers of the Company or of the business in which the Consultant works; and

(i)                                     transferring information concerning the Consultant to a country or territory outside the EEA.

16.2                           The Consultant acknowledges that during the Consultancy he will have access to and process, or authorise the processing of, personal data and sensitive personal data relating to employees, customers and other individuals held and controlled by the Company. The Consultant agrees to comply with the terms of the Act in relation to such data and to abide by the Company’s data protection policy issued from time to time.

17.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

17.1                           To the extent permitted by law, no person other than the parties to this Agreement and the Group Companies shall have the right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999. For the avoidance of doubt, save as expressly provided in this clause the application of the Contracts (Rights of Third Parties) Act 1999 is specifically excluded from this Agreement, although this does not affect any other right or remedy of any third party which exists or is available other than under this Act.

18.                               MISCELLANEOUS

18.1                           This Agreement may only be modified by the written agreement of the parties.

18.2                           The Consultant cannot assign this Agreement to anyone else.

18.3                           References in this Agreement to rules, regulations, policies, handbooks or other similar documents which supplement it, are referred to in it or describe any pensions or other benefits arrangement are references to the versions or forms of the relevant documents as amended or updated from time to time.

18.4                           This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it (other than those expressly referred to herein). It contains the whole agreement between the parties relating to the Consultancy at the date the Agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties). The Consultant acknowledges that he has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. The Consultant agrees and acknowledges that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

18.5                           Neither party’s rights or powers under this Agreement will be affected if:

(a)                                  one party delays in enforcing any provision of this Agreement; or

(b)                                 one party grants time to the other party.

18.6                           The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

18.7                           References to any statutory provisions include any modifications or reenactments of those provisions.

18.8                           Headings will be ignored in construing this Agreement.

18.9                           If either party agrees to waive his rights under a provision of this Agreement, that waiver will only be effective if it is in writing and it is signed by him. A party’s agreement to waive any breach of any term or condition of this Agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

18.10                     This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

18.11                     This Agreement is governed by and will be interpreted in accordance with the laws of England and Wales. Each of the parties submits to the exclusive jurisdiction of the English Courts as regards any claim or matter arising under this Agreement.

APPENDIX

Edwards Group Limited’s Executive Quarterly Bonus Scheme FY2011

Scheme Objective

The Company’s Executive Quarterly Bonus Scheme FY2011 is designed to reward a high performance culture by providing a clear link between the Company’s performance and pay and by aligning your bonus payment to the Company’s overall business achievements.

Bonus Structure

This year, 100% of your bonus opportunity will be based on the Company’s financial performance.

Your annual bonus opportunity is as follows:

On Target Bonus Opportunity (% of base fee)	70.0%
Maximum Bonus Opportunity (% of base fee)	91.0%

The bonus scheme will run from 1 January 2011 to 31 December 2011.

Your bonus will be based on the following three financial measures:

•             The Company’s EBITDA

•             The Company’s EBITDA Margin

•             The Company’s Operating Cash Flow

All quarterly targets are cumulative. Each measure is discreet and equally weighted, based upon the Company’s financial priorities, and set out in the table below:

	Weighting	Financial Targets FY2011
	(% of bonus	Q1		Q2		Q3		Q4
Measure	opportunity)	Target	Maximum	Target	Maximum	Target	Maximum	Target	Maximum
EBITDA	33.33%	£m	£m	£m	£m	£m	£m	£m	£m
EBITDA Margin	33.33%	%	%	%	%	%	%	%	%
OCF	33.33%	£m	£m	£m	£m	£m	£m	£m	£m
Financial	100%

At the end of each quarter, a bonus payment will only be due in respect of each financial measure if the specified financial target for that measure has been met (see the columns headed ‘Target’ in the table above).

•                       If Q1 performance targets are met, you will receive 25% of your annual target bonus opportunity in May 2011 (or as soon as reasonably practicable after that, taking account of the Company’s confidentiality and financial reporting obligations)

•                       At the end of Q2, if the first 6 months’ performance targets are met, you will receive an additional 25% of your annual target bonus opportunity in August 2011 (or as soon as

1

reasonably practicable after that, taking account of the Company’s confidentiality and financial reporting obligations)

•                 At the end of Q3, if the first 9 months’ performance targets are met, you will receive a further 25% of your annual target bonus opportunity in November 2011 (or as soon as reasonably practicable after that, taking account of the Company’s confidentiality and financial reporting obligations)

•                  At the end of Q4, if full year performance targets are met, you will receive another 25% of your annual target bonus opportunity in February 2012 (or as soon as reasonably practicable after that, taking account of the Company’s confidentiality and financial reporting obligations)

If at the end of Q4 the full-year performance targets are met, any quarters where the targets were missed will be paid in full at the same level as the Q4 bonus. This payment will be made together with the Q4 payment.

Throughout the financial year, there is also the potential to receive higher bonus payments (up to the agreed maximum) by over-achieving against the targets. If, for example, the Company’s financial performance achieves or exceeds maximum targets (as set out in the columns marked ‘Maximum’ in the table above) for all quarters, then you will receive 100% of your maximum bonus opportunity.

Payments for performance between target and maximum will be calculated on a ‘straight-line’ basis.

How does the scheme work?

Payments will only be triggered in respect of each individual financial measure if the target for each such individual financial measure is achieved at the end of each quarter. No payments will be made for measures below target. Subject to the achievement of these targets, you will receive payment on or around the dates set out above.

The table below sets out an illustration of your on target bonus opportunity - as a percentage of your base fee - and demonstrates how the scheme will operate.

		Target Bonus Opportunity* (as a % of your base fee)
Metric	Weighting	Q1	Q2	Q3	Q4	Annual
EBITDA	33.33%	5.83%	5.83%	5.83%	5.83%	23.33%
EBITDA Margin	33.33%	5.83%	5.83%	5.83%	5.83%	23.33%
OCF	33.33%	5.83%	5.83%	5.83%	5.83%	23.33%
Total	100.0%	17.5%	17.5%	17.5%	17.5%	70.0%
Payment Date**		May 2011	August 2011	November 2011	February 2012

* Financial performance at Target each quarter.

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** Payment will be made on these dates or as soon as reasonably practicable after them, taking account of the Company’s confidentiality and financial reporting obligations.

Important Note

This document has been prepared by Edwards Group plc (the Company) for the employees who will be participating in this scheme.

This document and its contents are strictly private and confidential and may not be reproduced, redistributed or passed on, directly or indirectly, to any other person or published, in whole or in part, for any purpose.

The numerical threshold and other figures contained in this document are performance targets only. No statement in this document is intended as a profit forecast, a profit estimate or a projection as to the Company’s future financial performance.

By accepting a copy of this document, you agree to be bound by the foregoing limitations and conditions.

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Scheme Rules - Bonus Scheme FY11

1.               The bonus scheme does not in any way affect the terms of employment of any participant. Nothing in the scheme nor any action taken under it shall be construed as giving a participant any rights to be retained in the employment of the Company or any company in the group. The scheme is entirely discretionary and gives rise to no contractual entitlement or expectation as to payment. The operation of this bonus scheme in any one year shall not be construed as entitling any participant to participate in any similar bonus scheme in future years.

2.               The scheme shall operate for the Company’s financial year.

3.               The Company reserves the right to modify or terminate the scheme at any time.

4.               Any bonus is payable at the absolute discretion of the Board of the Company.

5.               Any bonus payable under the scheme will be based on the participant’s actual basic fee at the last day of each quarter and payable only to participants who are employees of the Company or any company in the group at the date of payment.

6.               Any changes in the bonus target opportunity applicable to a participant during any quarter (e.g. because of a mid-quarter promotion) will be pro-rated accordingly.

7.               Any bonus will be pro-rated according to the participant’s start date and any periods of unpaid absence during the bonus year.

8.               Any bonus payable under the scheme shall be determined in accordance with the rules set out herein.

9.               Any bonus payment will be paid in a lump sum, and will be subject to taxes and applicable deductions.

10.         No benefit under the scheme may be assigned, pledged, or charged in any way. Any attempt to encumber such a benefit under the scheme shall be void and, at the Company’s discretion, terminate the participant’s right to such benefit.

11.         Any participant in the scheme whose employment is terminated by way of redundancy during the course of any bonus quarter shall be entitled to receive a pro-rated bonus up to the date of termination for that quarter (if any), such payment to be made on the date as set out in the scheme details above.

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EXECUTED as a DEED on behalf of EDWARDS LIMITED

/s/ David Smith
Director

/s/ Sarah Lancin
Company Secretary

/s/ Nigel Hunton
EXECUTED as a DEED by NIGEL HUNTON

in the presence of:

Witness’s signature	/s/ Samira Afrasiabi

Name	Samira Afrasiabi

Address	65 Fleet st, London

Occupation	Australian lawyer 24/3/2011